UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2025

XPO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32172	03-0450326
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five American Lane, Greenwich, Connecticut 06831
(Address of principal executive offices)

(855) 976-6951

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	XPO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

As previously disclosed, XPO, Inc. (“XPO” or “the Company”) has been engaged in litigation in the matter of Allianz Global Risks US Ins. Co. v. ACE Property & Casualty Ins. Co., et al., Multnomah County Circuit Court (Case No. 1204-04552) since XPO’s acquisition of Con-way in 2015. The litigation was initiated by Allianz in 2012. In early October 2025, the trial to determine the allocation of defense and indemnity costs among the applicable insurance policies took place. While the court has not entered a final judgment, the Company expects to revise its estimate for its share of the liability associated with this matter and recognize a charge of approximately $35 million in the third quarter of 2025.

The matter relates to environmental and product liability claims involving truck and part manufacturing plants of a subsidiary company of Con-way that Con-way sold to a third party in 1981, long before XPO acquired Con-way in 2015. The matter is solely related to a legacy Con-way truck manufacturing business and is unrelated to the Company’s current Less-than-Truckload operations. In connection with the acquisition of Con-way, XPO became responsible for any potential liability related to this matter.

The additional charge the Company expects to recognize in the third quarter of 2025 includes an allocation of defense and indemnity costs already incurred by Allianz as well as an estimate of future allocated defense and indemnity costs. The actual costs incurred in connection with this matter may differ from our estimates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2025	XPO, INC.

	By:	/s/ Kyle Wismans
Kyle Wismans
Chief Financial Officer